Exhibit 4.29
ELONG, INC.
2009 SHARE AND ANNUAL INCENTIVE PLAN
SECTION 1. Purpose; Definitions
The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants and to provide the Company and its Affiliates with a share and incentive plan granting Awards to provide incentives directly linked to shareholder value.
Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:
(a) “ADSs” means American depositary shares representing the Ordinary Shares. Each ADS represents two (2) Ordinary Shares.
(b) “Affiliate” of an entity means a corporation or other entity controlled by, controlling or under common control with such entity, and, in the case of the Company, includes the variable interest entities of the Company located in the People’s Republic of China, but shall not include IAC/Interactive Corp (“IAC”).
(c) “Applicable Exchange” means NASDAQ or such other securities exchange as may at the applicable time be the principal market for the Company’s ADSs.
(d) “Award” means an Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, or other share-based award granted pursuant to the terms of this Plan.
(e) “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.
(f) “Board” means the Board of Directors of the Company.
(g) “Bonus Award” means a bonus award made pursuant to Section 9.
(h) “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense, or the equivalent in any non-United States jurisdiction, by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its Affiliates; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

(i) “Change in Control” has the meaning set forth in Section 10(b).
(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code will be deemed to include such regulations and guidance, as well as any successor provision of the Code.
(k) “Committee” means the Committee referred to in Section 2(a).
(l) “Company” means eLong, Inc., a Cayman Islands corporation, or its successor.
(m) “Disability” means (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, (ii) if there is no such Individual Agreement or it does not define “Disability” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, (iii) “Disability” as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards given to United States taxpayers, to the extent required by Section 409A of the Code, “disability” within the meaning of Section 409A of the Code.
(n) “Disaffiliation” means an Affiliate of the Company’s ceasing to be an Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Affiliate) or a sale of a division of the Company and its Affiliates.
(o) “Eligible Individuals” means officers, employees and consultants of the Company or any of its Affiliates. Directors (including both employee and non-employee directors) of the Company shall not be deemed to be Eligible Individuals prior to the date on which the Company’s shareholders approve the amendment of this Plan to include directors within the scope of Eligible Individuals.
(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(q) “Fair Market Value” means, unless otherwise defined in an Award Agreement, if ADSs or Ordinary Shares are listed on a national securities exchange, as of any given date, the closing price for the ADSs (adjusted to reflect the number of Ordinary Shares represented by each ADSs) or Ordinary Shares on such date on the Applicable Exchange, or if neither ADSs nor Ordinary Shares were traded on the Applicable Exchange on such measurement date, then on the next preceding date on which ADSs or Ordinary Shares were traded, all as reported by such source as the Committee may select. If neither ADSs nor Ordinary Shares are listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent applicable and appropriate, the requirements of Section 409A of the Code.
(r) “Free-Standing SAR” has the meaning set forth in Section 5(b).
(s) “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of Shares or cash amount, or (ii) such later date as the Committee shall provide in such resolution.
(t) “Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.
(u) “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Affiliates.
(v) “Nonqualified Option” means any Option that is not an Incentive Stock Option.
(w) “Option” means an Award described under Section 5.
(x) “Ordinary Shares” means ordinary shares, par value $.01 per share, of the Company.
(y) “Participant” means an Eligible Individual to whom an Award is or has been granted.
(z) “Performance Goals” means the performance goals established by the Committee in connection with the grant of Restricted Shares, Restricted Share Units or Bonus Awards or other share-based awards.
(aa) “Plan” means this eLong, Inc. 2009 Share and Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.
(bb) “Plan Year” means the calendar year or, with respect to Bonus Awards, the Company’s fiscal year if different.
(cc) “Restricted Share Units” means an award described under Section 7.

(dd) “Restricted Shares” means an award described under Section 6.
(ee) “Retirement” means retirement from active employment with the Company or an Affiliate at or after the Participant’s reaching age 65.
(ff) “Share” means an Ordinary Share.
(gg) “Share Appreciation Right” has the meaning set forth in Section 5(b).
(hh) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
(ii) “Tandem SAR” has the meaning set forth in Section 5(b).
(jj) “Term” means the maximum period during which an Option or Share Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.
(kk) “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of, the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, an Affiliate or a division of the Company or an Affiliate shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Affiliate or division ceases to be an Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or member of the board of directors of, the Company or another Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code.

SECTION 2. Administration
(a) Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:
(i) to select the Eligible Individuals to whom Awards may from time to time be granted;
(ii) to determine whether and to what extent Options, Share Appreciation Rights, Restricted Shares and Restricted Share Units, other share-based units, or any combination thereof are to be granted hereunder;
(iii) to determine the number of Ordinary Shares to be covered by each Award granted hereunder;
(iv) to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;
(v) subject to Section 11, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;
(vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(vii) to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);
(viii) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable; and
(ix) to otherwise administer the Plan.
(b) Procedures. The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or listing standards of the Applicable Exchange and allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c) Discretion of Committee. Subject to Section 1(h), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee, or any officer with appropriately delegated authority, pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.
(d) Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 11 hereof.
SECTION 3. Ordinary Shares Subject to Plan
(a) Plan Maximums. The maximum number of Ordinary Shares that may be delivered pursuant to Awards under the Plan shall be 3,000,000 (three million). Ordinary Shares subject to an Award under the Plan may be authorized and unissued Ordinary Shares, ADSs or treasury Shares.
(b) Individual Limits. The Committee may set limits on the maximum number of Awards which any Participant may be granted during the term of the Plan.
(c) Rules for Calculating Shares Delivered.
(i) To the extent that any Award is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan.
(ii) If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Ordinary Shares to the Company (by either actual delivery or by attestation), only the number of Ordinary Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3(a). To the extent any Ordinary Shares subject to an Award are withheld to satisfy the exercise price (in the case of an Option) and/or the tax withholding obligations relating to such Award, such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a).

(d) Adjustment Provision. In the event of a merger, consolidation, acquisition of property or shares, liquidation, Disaffiliation, or similar event affecting the Company or any of its Affiliates (each a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate or equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of Shares of other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Share Appreciation Rights. In the event of a share dividend, share split, reverse share split, share rights offering, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of Shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Share Appreciation Rights. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Ordinary Shares receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Share Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Share Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Affiliate or division or by the entity that controls such Affiliate or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). Any adjustment under this Section 3(d) need not be the same for all Participants.
(e) Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(d) to Awards to United States taxpayers that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 3(d) to Awards to United States taxpayers that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 3(d) to the extent the existence of such authority would cause an Award to a United States taxpayer that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto.

SECTION 4. Eligibility
Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).
SECTION 5. Options and Share Appreciation Rights
(a) Types of Options. The Award Agreement for an Option granted to a United States taxpayer that is intended to be an Incentive Stock Option shall so state. All other Options will be Nonqualified Options.
(b) Types and Nature of Share Appreciation Rights. Share Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Share Appreciation Right, the Participant shall be entitled to receive an amount in cash, Ordinary Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Ordinary Share over the exercise price of the applicable Share Appreciation Right, multiplied by (ii) the number of Ordinary Shares in respect of which the Share Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Ordinary Shares or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Share Appreciation Right.
(c) Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.
(d) Exercise Price. The exercise price per Ordinary Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of an Ordinary Share on the applicable Grant Date. In no event may any Option or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Board or the Company’s shareholders.

(e) Term. The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date in the case of an Incentive Stock Option.
(f) Vesting and Exercisability. Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Free-Standing SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Free-Standing SAR.
(g) Method of Exercise. Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through procedures established by a third-party Option administrator appointed by the Company specifying the number of Shares as to which the Option or Free-Standing SAR is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Free-Standing SAR relating to no less than the lesser of the number of Shares then subject to such Option or Free-Standing SAR or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of Shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:
(i) Payments may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Shares subject to the Option already owned by the Participant (based on the Fair Market Value of the Shares on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Incentive Stock Option is granted.
(ii) To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms.

(iii) Payment may be made by instructing the Committee to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Ordinary Shares on the date the applicable Option is exercised) equal to the sum of (A) the product of the exercise price multiplied by the number of Shares in respect of which the Option shall have been exercised and (B) any other related fees or charges, including but not limited to, fees related to the transfer of ADSs or the conversion of Ordinary Shares to ADSs, if the Committee in its discretion determines to deliver ADSs.
(h) Delivery; Rights of Shareholders. No Shares may be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes and other fees or charges have been withheld. The applicable Participant shall have all of the rights of a shareholder of the Company holding Shares of the class or series that is subject to the Option or Share Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 13(a), and (iii) in the case of an Option, has paid in full for such Shares.
(i) Termination of Employment. Subject to Section 10(c), a Participant’s Options and Share Appreciation Rights shall be forfeited upon such Participant’s Termination of Employment, except as set forth below:
(i) upon a Participant’s Termination of Employment by reason of death, any Option or Share Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;
(ii) upon a Participant’s Termination of Employment by reason of Disability or Retirement, any Option or Share Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;
(iii) upon a Participant’s Termination of Employment for Cause, any Option or Share Appreciation Right held by the Participant shall be forfeited, effective as of such Termination of Employment;
(iv) upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Share Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof; and

(v) notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant’s Termination of Employment but while any Option or Share Appreciation Right remains exercisable as set forth above, such Option or Share Appreciation Right may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) expiration of the Term thereof and (B) the last date on which such Option or Share Appreciation Right would have been exercisable, absent this Section 5(i)(v).
Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement.
(j) Nontransferability of Options and Share Appreciation Rights. No Option or Free-Standing SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, (ii) in the case of a Nonqualified Option or Free-Standing SAR, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise; or (iii) with the prior consent and subject to any conditions the Committee may impose. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Share Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Share Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.
SECTION 6. Restricted Shares
(a) Nature of Awards and Certificates. Restricted Shares are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more share certificates. Any certificate issued in respect of Restricted Shares shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
“The transferability of this certificate and the ordinary shares represented hereby are subject to the terms and conditions (including forfeiture) of the eLong, Inc. 2009 Share and Annual Incentive Plan and an award agreement. Copies of such plan and agreement are on file at the offices of eLong, Inc.”

The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Shares, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Ordinary Shares covered by such Award.
(b) Terms and Conditions. Restricted Shares shall be subject to the following terms and conditions:
(i) The Committee may condition the grant or vesting of an Award upon the attainment of Performance Goals. The Committee may also condition the grant or vesting thereof upon the continued service of the Participant. The conditions for grant or vesting and the other provisions of Restricted Share Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each Participant. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions.
(ii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Share Award for which such Participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Shares.
(iii) Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Restricted Shares, all of the rights of a stockholder of the Company holding the class or series of Shares that is the subject of the Restricted Shares, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 13(e), (A) cash dividends on the class or series of Shares that is the subject of the Restricted Share Award shall be automatically deferred and reinvested in additional Restricted Shares, held subject to the vesting of the underlying Restricted Shares, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Ordinary Shares shall be paid in the form of Restricted Shares of the same class as the Ordinary Shares with which such dividend was paid, held subject to the vesting of the underlying Restricted Shares.

(iv) Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all Restricted Shares still subject to restriction shall be forfeited by such Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Shares.
(v) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Shares for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.
SECTION 7. Restricted Share Units
(a) Nature of Award. Restricted Share Units are Awards denominated in Ordinary Shares that will be settled, subject to applicable law and the terms and conditions of the Restricted Share Units, either by delivery of Shares to the Participant or by the payment of cash based upon the Fair Market Value of a specified number of Ordinary Shares.
(b) Terms and Conditions. Restricted Share Units shall be subject to the following terms and conditions:
(i) The Committee may condition the grant or vesting of Restricted Share Units upon the attainment of Performance Goals. The Committee may also condition the vesting thereof upon the continued service of the Participant. The conditions for grant or vesting and the other provisions of Restricted Share Units (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions. Except as otherwise provided in Section 7(b)(iv) or in the applicable Award Agreement, an Award of Restricted Share Units shall be settled if and when the Restricted Share Units vest.
(ii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Share Units Award for which such Participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Share Units.

(iii) The Award Agreement for Restricted Share Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Ordinary Shares or other property corresponding to the dividends payable on the Ordinary Shares (subject to Section 13(e) below).
(iv) Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all Restricted Share Units still subject to restriction shall be forfeited by such Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Restricted Share Units; provided, further, however, that in the event of such waiver, if any of such Restricted Share Units of a United States taxpayer constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, unless otherwise provided in an award agreement and in a manner that is compliant with Section 409A of the Code, settlement of such Restricted Share Units shall not occur until the earliest of (A) the date such Restricted Share Units would otherwise be settled pursuant to the terms of the Award Agreement or (B) the Participant’s “separation of service” within the meaning of Section 409A of the Code.
SECTION 8. Other Share-Based Awards
Other Awards of Ordinary Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Ordinary Shares, including (without limitation), unrestricted shares, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.
SECTION 9. Bonus Awards
(a) Determination of Awards. The Committee shall determine the total amount of Bonus Awards for each Plan Year or such shorter performance period as the Committee may establish in its sole discretion. Prior to the beginning of the Plan Year or such shorter performance period as the Committee may establish in its sole discretion, the Committee shall establish Performance Goals for Bonus Awards for the Plan Year or such shorter period.

(b) Payment of Awards. Bonus Awards under the Plan shall be paid in cash or in Ordinary Shares (valued at Fair Market Value as of the date of payment) as determined by the Committee, as soon as practicable following the close of the Plan Year or such shorter performance period as the Committee may establish. The Bonus Award for any Plan Year or such shorter performance period to any Participant may be reduced or eliminated by the Committee in its discretion.
SECTION 10. Change In Control Provisions
(a) Impact of Event/Single Trigger. Unless otherwise provided in the applicable Award Agreement, subject Sections 3(d), 3(e), 10(e) and 13(k), notwithstanding any other provision of the Plan to the contrary, immediately upon the occurrence of a Change in Control, with respect to Awards held by officers of the Company (and not the Company’s Subsidiaries) with a title of Vice President or above as of immediately prior to the Change in Control, and with respect to all other Participants solely to the extent provided in the applicable Award Agreement:
(i) any Options and Share Appreciation Rights outstanding which are not then exercisable and vested shall become fully exercisable and vested;
(ii) the restrictions applicable to any Restricted Shares shall lapse, and such Restricted Shares shall become free of all restrictions and become fully vested and transferable;
(iii) all Restricted Share Units shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Share Units shall be settled as promptly as is practicable in the form set forth in the applicable Award Agreement; provided, however, that with respect to any Restricted Share Units held by a United States taxpayer that constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, unless otherwise provided in an Award Agreement and in a manner that is compliant with Section 409A of the Code, the settlement of each such Restricted Share Unit pursuant to this Section 10(a)(iii) shall not occur until the earliest of (A) the Change in Control if such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (B) the date such Restricted Share Units would otherwise be settled pursuant to the terms of the Award Agreement and (C) the Participant’s “separation of service” within the meaning of Section 409A of the Code.

(b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean any of the following events:
(i) The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Barry Diller, Liberty Media Corporation, Expedia, Inc. and their respective Affiliates (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or
(ii) Announcement by any person of the entry into (A) a “going private transaction,” as such transaction is described in Rule 13e-3(a)(3) under the Securities Exchange Act of 1934, of the Company, or (B) any other transaction or series of transactions which will result in the ADSs or Ordinary Shares of the Company no longer being listed on an Applicable Exchange; or
(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding Barry Diller, Liberty Media Corporation, and their respective Affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or
(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c) Impact of Event/Double Trigger. Unless otherwise provided in the applicable Award Agreement, subject to Sections 3(d), 3(e), 10(e) and 13(k), notwithstanding any other provision of this Plan to the contrary, upon a Participant’s Termination of Employment during the two-year period following a Change in Control by the Company other than for Cause or Disability or by the Participant for Good Reason (as defined below):
(i) any Options and Share Appreciation Rights outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control (including any Options and Share Appreciation Rights that became vested pursuant to Section 10(a)) shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such Option or Share Appreciation Right would be exercisable in the absence of this Section 10(c) and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) expiration of the Term of such Option or Share Appreciation Right;
(ii) the restrictions applicable to any Restricted Shares shall lapse, and such Restricted Shares outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and
(iii) all Restricted Share Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Share Units shall be settled as promptly as is practicable in (subject to Section 3(d)) the form set forth in the applicable Award Agreement.
(d) For purposes of this Section 10, “Good Reason” means (i) “Good Reason” as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant’s prior written consent: (A) a material reduction in the Participant’s rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant’s principal place of business more than 35 miles from the city in which such Participant’s principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant’s duties from those in effect immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.

(e) Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement or in the Individual Agreement and as permitted pursuant to Section 13(k).
SECTION 11. Term, Amendment and Termination
(a) Effectiveness. The Plan shall be effective as of the date (the “Effective Date”) it is adopted by the Board.
(b) Termination. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.
(c) Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law (including without limitation Section 409A of the Code), stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of Board or the Company’s shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange, and is not waivable under such law or listing standards.
(d) Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall, without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.
SECTION 12. Unfunded Status of Plan
It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. Subject to any applicable requirements of Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Ordinary Shares or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Notwithstanding any other provision of this Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, no trust shall be funded with respect to any such Award if such funding would result in taxable income to the Participant by reason of Section 409A(b) of the Code and in no event shall any such trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code.

SECTION 13. General Provisions
(a) Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state, federal or foreign law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state, federal or foreign governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.
(b) Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees.
(c) No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to employment, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any employee pursuant to applicable law and the terms of any employment contract entered into by the Company or Affiliate and the employee.
(d) Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for People’s Republic of China (“PRC”) federal, state, local or other foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any PRC, federal, state, local or other foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Ordinary Shares, including Ordinary Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan and any Award Agreement shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any salary, compensation or other payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Ordinary Shares.

(e) Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Shares at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Share Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Share Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Share Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Share Units on the terms contemplated by this Section 13(e).
(f) Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.
(g) Affiliate Employees. In the case of a grant of an Award to any employee of an Affiliate of the Company, the Company may, if the Committee so directs, pursuant to applicable law, issue or transfer the Shares, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.
(h) Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.
(i) Non-Transferability. Except as otherwise provided in Section 5(j) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j) Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States, or who are otherwise subject to legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures as may be necessary or advisable to comply with such legal or regulatory provisions.
(k) Section 409A of the Code. It is the intention of the Company that no Award to a United States taxpayer shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in this Section 13(k), and the Plan and the terms and conditions of all Awards to United States taxpayers shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award to a United States taxpayer that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant’s Termination of Employment shall be delayed until the earlier of (A) the first day of the seventh month following the Participant’s Termination of Employment if the Participant is a “specified employee” within the meaning of Section 409A of the Code and (B) the Participant’s death.